UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2019

INTEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Mission College Blvd., Santa Clara, California	95054-1549
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 765-8080

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (e)

Appointment of Chief Financial Officer

The Board of Directors (the “Board”) of Intel Corporation (“Intel”) appointed George S. Davis as Executive Vice President and Chief Financial Officer of Intel, effective as of April 3, 2019 (the “Effective Date”). In this role, he will oversee Intel’s global finance and information technology organizations.

Mr. Davis, 61, served as Executive Vice President and Chief Financial Officer of QUALCOMM Incorporated, a global provider of wireless technologies, from March 2013 to April 2019, where he led the finance, information technology, and investor relations organizations. Prior to joining Qualcomm, Mr. Davis was Chief Financial Officer of Applied Materials, Inc. from November 2006 to March 2013. Mr. Davis held several other leadership positions at Applied Materials from November 1999 to November 2006. Prior to joining Applied Materials, Mr. Davis served for 19 years with Atlantic Richfield Company in a number of finance and other corporate positions.

In connection with his appointment as Chief Financial Officer, Intel entered into an offer letter with Mr. Davis (the “Offer Letter”) setting forth the terms of his employment and compensation. Pursuant to the Offer Letter, Mr. Davis’ base salary will be $900,000, and he will be eligible for an annual incentive cash bonus with a target amount of $1,485,000 under Intel’s 2014 Annual Performance Bonus Plan and a quarterly incentive cash bonus under Intel’s broad-based quarterly bonus program. Beginning in January 2020 and subject to approval by the Board, he will be eligible to receive annual equity awards with an aggregate target grant date value of $6,500,000, which is expected to be comprised of 80% performance-based restricted stock units (“PSUs”) and 20% time-based restricted stock units (“RSUs”).

The Offer Letter provides for certain special equity awards to be granted to Mr. Davis in connection with his appointment as Chief Financial Officer. These include PSUs (“Special PSUs”) for a target amount of 150,000 Intel shares, which will be earned based on the appreciation of Intel’s closing stock price over a five-year period following February 1, 2019, the same performance period as similar equity awards granted to Intel’s Chief Executive Officer and other senior leaders. The maximum number of Intel shares that may be earned under such Special PSUs is 300,000 shares. Mr. Davis also will be granted an option to purchase 600,000 Intel shares, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on February 1, 2021, 2022 and 2023. The option, to the extent vested, shall be exercisable only if, during the five-year period following February 1, 2019 (the same performance period as similar equity awards granted to Intel’s Chief Executive Officer and other senior leaders), Intel’s closing stock price trades at or above a threshold stock price for 30 consecutive trading days. The threshold stock price will be the greater of (i) 30% above Intel’s closing stock price on February 1, 2019, and (ii) 15% above Intel’s closing stock price on April 2, 2019. The Offer Letter also provides that Mr. Davis will be granted RSUs with a target grant date value of $10,000,000, vesting quarterly over a three-year period from the grant date. The foregoing equity grants will be subject to the terms and conditions of Intel’s 2006 Equity Incentive Plan.

In addition, Mr. Davis will receive a cash hiring bonus of $4,000,000, payable in three installments: the first payment of $2,000,000 will be made within 30 days following the Effective Date, the second payment of $1,000,000 will be made on the first anniversary of the Effective Date, and the final payment of $1,000,000 will be made on the second anniversary of the Effective Date. In the event his employment is terminated by Intel without “Cause” (as defined in the Offer Letter) or by him for “Good Reason” (as defined in the Offer Letter) within the approximately 3-year period after the Effective Date, Mr. Davis also will be entitled to receive any unpaid portion of his hiring bonus as well as a severance payment, the value of which declines from $10,000,000 by 1/12th each quarter over such three-year period, subject to his execution of an effective release of claims in favor of Intel. Mr. Davis also will be provided with relocation services, including temporary living accommodations for up to 12 months.

The foregoing description of Mr. Davis’s compensation arrangements is qualified in its entirety by reference to the Offer Letter, which is attached as Exhibit 10.1 to this report.

Mr. Davis will also enter into Intel’s standard form of officers’ indemnification agreement with Intel, pursuant to which Intel agrees to indemnify its officers to the fullest extent permitted by applicable law and subject to certain conditions to advance expenses in connection with proceedings as described in the indemnification agreement.

In connection with the appointment of Mr. Davis, Todd M. Underwood will step down as interim Chief Financial Officer as of the Effective Date.

Item 7.01	Regulation FD Disclosure.

Intel’s press release, dated April 2, 2019, announcing the appointment of Mr. Davis as Intel’s Chief Financial Officer is furnished as Exhibit 99.1 to this report.

The information in Item 7.01 of this report is furnished and shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished as part of this report:

Exhibit Number	Description

10.1	Offer Letter between Intel Corporation and George S. Davis dated April 2, 2019

99.1	Press release issued by Intel Corporation dated April 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION
(Registrant)

Date: April 3, 2019	/s/ Susie Giordano
Susie Giordano
Corporate Vice President and Corporate Secretary